Exhibit 99.1

PFSweb Contact:
Mike Willoughby	Todd Fromer / Garth Russell
Chief Executive Officer	Investor Relations
or Thomas J. Madden	KCSA Strategic Communications
Chief Financial Officer	(212) 896-1215 / (212) 896-1250
(972) 881-2900	tfromer@kcsa.com / grussell@kcsa.com

PFSweb to Appoint Benjamin Rosenzweig to Board of Directors

ALLEN, Texas, May 15, 2013 –PFSweb, Inc. (Nasdaq: PFSW), an international provider of end-to-end eCommerce solutions, today announced that, after discussions with representatives of Privet Fund LP, the Company’s Board of Directors (the “Board”) has voted to appoint Benjamin Rosenzweig as a director of the Board effective immediately. The Board will also nominate Mr. Rosenzweig for election as a director in the Company’s proxy statement for its 2013 annual meeting of stockholders in connection with a settlement and standstill agreement entered into on May 15, 2013 with Privet Fund LP, Privet Fund Management LLC, Ryan Levenson and Benjamin Rosenzweig (the “Privet Group”). Mr. Rosenzweig will also be appointed to the Nominating Committee and Special Committee of the Board.

Mr. Rosenzweig, 28, is currently an analyst at Privet Fund Management LLC. Prior to joining Privet in 2008, Mr. Rosenzweig served as an Investment Banking Analyst in the Financial Restructuring Group of Alvarez & Marsal Corporate Finance where he performed financial analysis and due diligence for M&A, capital raisings and advisory engagements across multiple industries. Mr. Rosenzweig graduated magna cum laude from Emory University with a Bachelor of Business Administration degree in Finance and a Bachelor of Arts in Economics.

A copy of the settlement and standstill agreement will be filed with the Securities and Exchange Commission by the Company on a Current Report on Form 8-K.

About PFSweb, Inc.

PFSweb is engaged by iconic brands to enable and manage customized eCommerce and omni-channel commerce initiatives. PFSweb’s iCommerce Hub(SM) technology ecosystem offers retailers a multi-channel order management system that allows partner/client data integration and international payment processing. PFSweb’s iCommerce Professional Service(SM) provides interactive marketing services, eCommerce web site development and support services, IT development services, content management, customer intelligence and relationship and account management services. PFSweb’s iCommerce Centers of Excellence(SM) provides global fulfillment and logistics, high-touch customer care, client financial services and technology hosting.

Together, PFSweb’s iCommerce Solutions allows for international reach and expertise in both direct-to-consumer and business-to-business initiatives. PFSweb supports organizations across multiple industries including Procter & Gamble, L’Oreal, LEGO, Columbia Sportswear, Sorel, Carter’s, AAFES, Riverbed, Ricoh, Hawker Beechcraft Corp, Roots Canada Ltd., Diageo, BCBGMAXAZRIA, BCBGENERATION and HERVÉ LÉGER BY MAX AZRIA. PFSweb is headquartered in Allen, TX with additional locations in Tennessee, Mississippi, Canada, Belgium, and the Philippines.

To find out more about PFSweb (NASDAQ: PFSW), visit the company’s website at http://www.PFSweb.com.

The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the three months ended March 31, 2013 identify certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual and Quarterly Reports of the Company and the Risk Factors described therein. PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

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